As filed with the Securities and Exchange Commission on March 9, 2004
Registration No. 333-110906

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT WALL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6770	20-0178991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kin Shing Li
660 Madison Avenue, 15th Floor
New York, New York 10021
(212) 753-0804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Graubard Miller 600 Third Avenue New York, New York 10016 (212) 818-8800 (212) 818-8881 - Facsimile	Mitchell C. Littman, Esq. Steven D. Uslaner, Esq. Littman Krooks LLP 655 Third Avenue New York, New York 10017 (212) 490-2020 (212) 490-2990 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, March 9, 2004

PROSPECTUS

$24,000,000

GREAT WALL ACQUISITION CORPORATION

4,000,000 units

Great Wall Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the People's Republic of China.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and
•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                      , 2005 [one year from the date of this prospectus], and will expire on                      , 2009 [five years from the date of this prospectus], or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 600,000 additional units solely to cover over-allotments, if any (over and above the 4,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 400,000 units at a per-unit offering price of $9.90. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.95 (139% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol                      on or promptly after the date of this prospectus. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols                  and                 , respectively.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per unit	$6.00	$0.60	$5.40
Total	$24,000,000	$2,400,000	$21,600,000

(1)	Includes a non-accountable expense allowance in the amount of 3% of the gross proceeds, or $0.18 per unit ($720,000 in total) payable to Broadband Capital Management LLC.

Of the net proceeds we receive from this offering, $20,400,000 ($5.10 per unit) will be deposited into trust with Continental Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. Broadband Capital Management LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about                      , 2004.

Broadband Capital Management LLC

                     , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to Great Wall Acquisition Corporation. Unless otherwise specified, references to "China" or the "PRC" refer to the People's Republic of China as well as the Hong Kong Special Administrative Region and the Macau Special Administrative Region, but does not include Taiwan. Additionally, unless we tell you otherwise, the information in this prospectus has been adjusted to give retroactive effect to a two-for-one forward stock split effected in January 2004 resulting in two shares for every one share of common stock outstanding and assumes that the underwriters will not exercise their over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on August 20, 2003. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. To date, our efforts have been limited to organizational activities.

Opportunities for market expansion have emerged for businesses with operations in the PRC in the industries we intend to focus on and other industries due to certain changes in the PRC's political, economic and social policies as well as certain fundamental changes affecting the PRC and its neighboring countries. We believe that the PRC represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

•	prolonged economic expansion within the PRC, including gross domestic product growth of approximately 9% on average over the last 25 years, with growth of 8.2% in the first half of 2003;
•	increased government focus within the PRC on privatizing assets, improving foreign trade and encouraging business and economic activity;
•	access to a highly trained and educated workforce which in turn leads to favorable labor rates and efficient, low-cost manufacturing capabilities; and
•	attractive valuations for target businesses within the PRC.

Although our efforts in identifying a prospective target business will not be limited to a particular industry, we initially intend to focus our search on target businesses in the PRC that are engaged in the technology, media or telecommunications industries. We believe that the factors described above are more evident in these industries. Notwithstanding this fact, there are certain government regulations relating to these proposed industries that may negatively impact our ability to operate following a business combination. For instance, the PRC has adopted and proposed regulations within the technology, telecommunications and media industries that would limit foreign investors' equity ownership or prohibit foreign investments altogether in these companies. As a result, our capital structure and ownership may limit the number of potential target businesses within our proposed industries. For a more complete discussion of the government regulations affecting our proposed industries, see the section below entitled "Proposed business — Government regulations of proposed industries."

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

Our offices are located at 660 Madison Avenue, 15th Floor, New York, New York 10021, and our telephone number is (212) 753-0804.

The Offering

Securities offered	4,000,000 units, at $6.00 per unit, each unit consisting of:

•	one share of common stock; and

•	two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management determines that an earlier date is acceptable. In no event will Broadband Capital Management allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock:

Number outstanding before this offering	1,000,000 shares

Number to be outstanding after this offering	5,000,000 shares

Warrants:

Number outstanding before this offering	0

Number to be outstanding after this offering	8,000,000 warrants

Exercisability	Each warrant is exercisable into one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, or

•	, 2005 [one year from the date of this prospectus.]

The warrants will expire at 5:00 p.m., New York City time, on , 2009 [five years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if and only if the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Units	[ ]

Common stock	[ ]

Warrants	[ ]

Offering proceeds to be held in trust:	$20,400,000 of the proceeds of this offering ($5.10 per unit) will be placed in a trust fund maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the effective date of this offering. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $930,000).

Since none of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed, the warrant exercise price will be paid directly to us.

Stockholders must approve business combination:	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the vote of the public stockholders owning a majority of the shares sold in this offering. We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination:	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.

Liquidation if no business combination:	We will dissolve and distribute only to our public stockholders the amount in our trust fund plus any remaining net assets, if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Following our dissolution, we would no longer exist as a corporation.

Escrow of management shares:	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they own before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be released from escrow until , 2007 [three years from the date of this prospectus.]

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider all of the risks set forth in the section entitled "Risk Factors" beginning on page 6 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	December 31, 2003
	Actual	As Adjusted
Balance Sheet Data:
Working capital/(deficiency)	$(27,575)	$21,353,787
Total assets	69,702	21,353,787
Total liabilities	45,915	—
Value of common stock which may be converted to cash ($5.10 per share)	—	4,077,960
Stockholders' equity	23,787	17,275,827

The as adjusted information gives effect to the sale of the units we are offering and the application of the estimated net proceeds from their sale.

The working capital and total assets amounts include $20,400,000 being held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert approximately 19.99% of the 4,000,000 shares sold in this offering, or 799,600 shares of common stock, to cash at an initial per-share conversion price of $5.10, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination plus any interest accrued through the record date,
•	divided by the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

We are a development stage company with no operating history and accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire a company having its primary operations in the PRC. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust fund and our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled "Effecting a business combination — Liquidation if no business combination."

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our units are being offered at an initial price of $6.00 per unit, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled "Comparison to offerings of blank check companies" below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.10 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. The proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders. We cannot assure you that the per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. If we liquidate before the completion of a business combination, Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Messrs. Li and Tang will be able to satisfy those obligations.

Since we have not currently selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business' operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business' operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled "Effecting a business combination — We have not identified a target business."

If the PRC continues to enact regulations in our target business' proposed industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severly impaired.

We initially intend to focus our search for target businesses in the PRC that are engaged in the technology, media or telecommunications industry segments. Many of the rules and regulations that we would face are not explicitly communicated, but arise from the fact that technology and media are politically sensitive areas of the economy of the PRC. The PRC has recently started to regulate its Internet and technology sectors by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector and the existence and enforcement of content restrictions on the Internet. There are also substantial uncertainties regarding the proper interpretation of current Chinese Internet laws and regulations. If new laws or regulations forbid foreign investment in the Internet and technology sectors, they could severely impair our target businesses operations. Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our Internet related business.

Further, the PRC has restricted foreign direct investment in its telecommunications sector with the enactment of the "Regulations for the Administration of Foreign-Invested Telecommunications Enterprises," or FITE Regulations. Under the FITE Regulations, foreign invested telecommunications enterprises, or FITEs, must be established as Sino-foreign equity joint ventures and the foreign party may currently hold only up to 49% of the equity in the joint venture conducting basic telecommunication services (except the wireless paging business) and 50% of the equity in the joint venture conducting value-added telecommunication services (including the wireless paging business). Based on these regulations and similar future regulations in other industries, our capital structure and ownership requirements may significantly limit the number of potential target businesses in our proposed industry segments with which we may complete a business combination. Any of these actions could have a material adverse impact on our business and financial condition. For a more complete discussion of the PRC's regulation on the technology, media and telecommunications industries, see the section below entitled "Proposed business — Government regulation of proposed industries."

If political relations between the U.S. and the PRC weaken, it could make a target business' operations or goods or services that such target business produces or sells less attractive.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive. This could lead to a decline in our profitability. Any weakening of relations between the U.S. and the PRC could have a material adverse effect on our operations after a successful completion of a business combination.

Our operations after a successful business combination in the PRC may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, "planned economy," meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC's economy has been transitioning to a more market-oriented economy. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The PRC economy also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC is greater than in most of the countries belonging to the OECD;
•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD; and
•	the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our operations after a successful business combination, may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to those of the OECD member countries.

Because our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce U.S. court judgments agains them in the PRC.

Our directors and officers reside outside of the United States and, after the consummation of a business combination, substantially all of our assets will be located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws.

Because the Chinese judiciary, which is relatively inexperienced in enforcing corporate and commercial law, will determine the scope and enforcement under Chinese law of almost all of our target business' material agreements, we may be unable to enforce our rights inside and outside of the PRC.

Chinese law will govern almost all of our target business' material agreements, many of which may be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

If the United States imposes trade sanctions on the PRC due to its current currency policies, our target business' ability to succeed in the international markets may be diminished.

The PRC currently "pegs" its currency to the United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries' currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress is considering the enactment of a bill that would require the United States treasury secretary to report to Congress whether the PRC is manipulating its currency to gain a trade advantage. If Congress deems this to be the case, tariffs would be imposed on Chinese imports in addition to those already in force. If an additional tariff is imposed, it is possible that China-based companies will no longer maintain the significant price advantages over foreign companies, including the United States, on their goods and services. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our target companies are likely to be adversely affected since the current competitive advantages that exist as a result of existing currency policies will cease.

The industries we intend to focus on in consummating a business combination within the PRC have historically been subject to rapid, intense change and currently have substantial limitations which may affect our eventual operations.

The technology, media and telecommunication industries are generally characterized by intense, rapid changes, often resulting in product obsolescence or short product life cycles. Our ability to compete after consummation of a business combination will be dependent upon our ability to keep pace with changes in these industries. If we are ultimately unable to adapt our operations as needed, our financial condition following a business combination will be adversely affected. Additionally, each of these industries in the PRC have drawbacks that these industries do not have within the United States. For instance:

•	the telecommunications infrastructure in the PRC is not well developed compared to that of the United States, particularly with respect to the limited amount of available bandwidth;
•	because almost all access to the Internet is accomplished through ChinaNet, the PRC's primary commercial network, which is owned and operated by the Chinese government, there are very few alternative networks and services to obtain access to the Internet;
•	the PRC has substantial regulations governing the distribution of news and other information over the Internet and otherwise.

We cannot assure you that a target business with which we ultimately complete a business combination with will be able to adequately address any of these or other limitations.

Because any target business that we attempt to complete a business combination with will be required to provide our stockholders with financial statements prepared in accordance with and reconciled to United States generally accepted accounting principles, prospective target businesses may be limited.

In accordance with requirements of United States Federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with U.S. generally accepted auditing standards. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, and audited in accordance with U.S. GAAS, we will not be able to acquire that proposed target business. These financial statements may limit the pool of potential target businesses which we may acquire.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively following a business combination.

Following a business combination, we will be subject to the PRC's rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for "Foreign Exchange Registration Certificates for FIEs." Following a business combination, we will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a "basic account" and "capital account." Currency translation within the scope of the "basic account," such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the "capital account," including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC.

If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC's current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we pay to our shareholders to pay corporate withholding taxes. The current rate imposed on corporate withholding taxes is 20%, or 10% for individuals and entities of those countries that entered into the Protocol of Avoidance of Double Taxation with the PRC.

We may issue shares of our common stock and preferred stock to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Upon consummation of this offering (assuming no exercise of the underwriters' over-allotment option), there will be 5,800,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Broadband Capital Management, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock may:

•	significantly reduce the equity interest of our stockholders;
•	likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors;
•	adversely affect the voting power or other rights of the holders of our common stock if we issue preferred stock with dividend, liquidation, conversion voting or other rights superior to the common stock; and
•	adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and
•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled "Effecting a business combination — Selection of a target business and structuring of a business combination."

It is likely that our current officers and directors will resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses which could cause a conflict of interest as to which business they present a viable acquisition opportunity.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Some of these persons may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they may be affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.

All of our directors and officers own shares of our securities which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

All of our directors and officers own stock in our company, but have waived their right to receive distributions upon liquidation. Additionally, each of Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, has agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase warrants in the open market following this offering. The shares and warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;
•	receive the purchaser's written agreement to a transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $21,330,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or
•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate a business combination with growth potential.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction; our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination; and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our "staggered" board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid an aggregate of $25,000, or an average of $0.025 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 31.5% or $1.89 per share (the difference between the pro forma net tangible book value per share of $4.11, and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 8,000,000 shares of common stock. We will also issue an option to purchase 400,000 units to the representative of the underwriters which will, if exercised, result in the issuance of an additional 800,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states or within other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. If you are not an institutional investor, you must be a resident of these jurisdictions to purchase our securities in the offering. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a blue sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled "State Blue Sky Information" below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in "government securities" with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

If our directors are unable to examine interested transactions with a neutral, unbiased view, it could result in actions taken or expenses incurred on our behalf that may not be in our best interests.

Each of our directors own shares of our securities and, although no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because our directors may not be deemed "independent" under the guidelines of the North American Securities Administrators Association, Inc., we may not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred, that are actually not in our best interests, it could have a material adverse effect on our business and operations.

Because the representative of the underwriters is not a well-established underwriter, there may be a greater risk that our securities will not receive adequate support from securities firms in the after market, through market-making and other activities.

This is the first time in which Broadband Capital Management has acted as a lead underwriter in a firm commitment offering. Broadband Capital Management's lack of experience may negatively impact the trading market for the units. Because we are not using a well-established underwriter for this offering, there may be a greater risk that our securities will not receive adequate support from securities firms in the after market, through market-making and other activities. If this should occur, the market price for our securities may decline.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$24,000,000.00	$27,600,000.00

Offering expenses
Underwriting discount (7% of gross proceeds)	1,680,000.00	1,932,000.00
Underwriting non-accountable allowance expense (3% of gross proceeds)	720,000.00	828,000.00
Legal fees and expenses (including blue sky services and expenses)	175,000.00	175,000.00
Printing and engraving expenses	25,000.00	25,000.00
Accounting fees and expenses	20,000.00	20,000.00
NASD registration fee	8,812.01	8,812.01
SEC registration fee	6,786.86	6,786.86
Miscellaneous expenses	34,401.13	34,401.13

Net proceeds
Held in trust	20,400,000.00	23,640,000.00
Not held in trust	930,000.00	930,000.00
Total net proceeds	$21,330,000.00	$24,570,000.00

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$175,000	(18.8%)
Due diligence of prospective target businesses	$50,000	(5.4%)
Legal and accounting fees relating to SEC reporting obligations	$40,000	(4.3%)
Payment of administrative fee to Sherleigh Associates LLC ($500 per month for two years)	$12,000	(1.3%)
Working capital to cover miscellaneous expenses, D&O Insurance and reserves	$653,000	(70.2%)
Total	$930,000.00	(100%)

$20,400,000, or $23,640,000 if the underwriters' over-allotment option is exercised in full, of net proceeds will be placed in a trust fund maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

The payment to Sherleigh Associates LLC, an affiliate of Jack Silver, one of our principal stockholders, of a monthly fee of $500 is for general and administrative services including office space, utilities and secretarial support. We believe, based on rents and fees for similar services in the
New York metropolitan area, that the fee charged by Sherleigh Associates LLC is at least as favorable as we could have obtained from an unaffiliated person.

We intend to use the excess working capital (approximately $653,000) for director and officer liability insurance premiums (approximately $125,000 for the twenty-four month period commencing on the date of this prospectus), with the balance being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, each advanced to us $17,500, aggregating $35,000, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. The loans bear interest at a rate of 4% per year and are payable on the earlier of October 6, 2004 or the consummation of this offering. These loans will be repaid out of the gross proceeds of this offering.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will be invested in general debt obligations of the United States Government or other high-quality, short-term interest-bearing investments so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Sherleigh Associates LLC the fee described above. Other than this $500 per month administrative fee, no compensation of any kind (including finders and consulting fees) will be paid to any of our existing stockholders, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust fund (including interest earned on her portion of the trust fund) only in the event of our liquidation or if she were to seek to convert her shares into cash in connection with a business combination which she voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At December 31, 2003, our net tangible book value was a deficiency of $27,575, or approximately $(.03) per share of common stock. After giving effect to the sale of 4,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 799,600 shares of common stock which may be converted into cash) at December 31, 2003 would have been $17,275,827 or $4.11 per share, representing an immediate increase in net tangible book value of $4.14 per share to the existing stockholders and an immediate dilution of $1.89 per share or 31.5% to new investors not exercising their conversion rights.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	(.03)
Increase attributable to new investors	4.14
Pro forma net tangible book value after this offering		4.11
Dilution to new investors		$1.89

Our pro forma net tangible book value after this offering has been reduced by $4,077,960 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	1,000,000	20.0%	$25,000	0.1%	$0.025
New investors	4,000,000	80.0%	$24,000,000	99.9%	$6.00
	5,000,000	100.0%	$24,025,000	100.0%

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2003 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	December 31, 2003
	Actual	As Adjusted
Common stock, $.0001 par value, -0- and 799,600 shares which are subject to possible conversion, shares at conversion value	$—	$4,077,960
Stockholders' equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 20,000,000 shares authorized; 1,000,000 shares issued and outstanding; 4,200,400 shares issued and outstanding (excluding 799,600 shares subject to possible conversion), as adjusted	100	420
Additional paid-in capital	24,900	17,276,620
Deficit accumulated during the development stage	(1,213)	(1,213)
Total stockholders' equity	$23,787	$17,275,827
Total capitalization	$23,787	$21,353,787

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for determination of stockholders entitled to vote on the business combination, inclusive of any interest thereon, divided by the number of shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on August 20, 2003, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company having its primary operations in the PRC. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock could significantly reduce the equity interest of our stockholders, cause a change in control if a substantial number of our shares of common stock are issued, adversely affect the voting power or other rights of the holders of our common stock if we issue preferred stock with dividend, liquidation, conversion voting or other rights superior to the common stock and adversely affect prevailing market prices for our common stock. Similarly, the issuance of debt securities could result in default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations and we were not then able to obtain additional financing.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $990,000, including $720,000 evidencing the underwriters' non-accountable expense allowance of 3% of the gross proceeds, and underwriting discounts of approximately $1,680,000, will be approximately $21,330,000, or $24,570,000 if the underwriters' over-allotment option is exercised in full. Of this amount, $20,400,000, or $23,640,000 if the underwriters' over-allotment option is exercised in full, will be held in trust and the remaining $930,000, in either case, will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, we will have sufficient available funds outside of the trust fund to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $175,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $50,000 of expenses for the due diligence and investigation of a target business, $40,000 of expenses in legal and accounting fees relating to our SEC reporting obligations, $12,000 for the administrative fee payable to Sherleigh Associates LLC ($500 per month for two years) and $653,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $125,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if it is required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Sherleigh Associates LLC, an affiliate of one of our principal stockholders, a monthly fee of $500 for general and administrative services. In addition, on October 6, 2003, Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, each advanced $17,500, aggregating $35,000, to us for payment on our behalf of offering expenses. The loans bear interest at a rate of 4% per year and are payable on the earlier of October 6, 2004 or the consummation of this offering. We intend to repay these loans out of the proceeds of this offering.

PROPOSED BUSINESS

Introduction

We are a blank check company organized under the laws of the State of Delaware formed to serve as a vehicle for the acquisition of a target business which has its primary operations in the PRC. We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Our management has broad discretion with respect to the specific application of the net proceeds of this offering and, as a result, this offering can be characterized as a blank check offering. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We believe that the PRC represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

•	prolonged economic expansion within the PRC, including gross domestic product growth of approximately 9% on average over the last 25 years, with growth of 8.2% in the first half of 2003;
•	attractive valuations for target businesses within the PRC;
•	increased government focus within the PRC on privatizing assets, improving foreign trade and encouraging business and economic activity;
•	access to a highly trained and educated workforce;
•	favorable labor rates and efficient, low-cost manufacturing capabilities;
•	the lack of development and activity of the public equity markets in the PRC; and
•	the recent entry of the PRC into the World Trade Organization, the sole global international organization dealing with the rules of trade between nations, which may lead to a reduction on tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States.

Proposed industries

Although our efforts in identifying a prospective target business will not be limited to a particular industry, we initially intend to focus our search on target businesses in the PRC that are engaged in the technology, media or telecommunications industries. Opportunities for market expansion have emerged for businesses with operations in the PRC in these and other industries due to various changes in the PRC's political, economic and social policies as well as other fundamental changes affecting the PRC and its neighboring countries.

Technology and the Internet.    The Internet industry is one of the most rapidly expanding industries in the PRC. Internet use in the PRC has grown rapidly in recent years and is expected to significantly outpace growth in worldwide Internet use over the next several years. Internet access in the PRC has been steadily increasing as charges for this access has dropped. Additionally, personal computer penetration in urban centers in the PRC has increased rapidly, and we believe this penetration rate will continue to increase as prices of personal computers decline. Furthermore, the potential for Internet access through alternative devices, such as television set-top boxes and wireless telephones, as well as the development of broadband Internet access services, may further accelerate the growth of the number of Internet users in the PRC.

Telecommunications.    The telecommunications infrastructure in the PRC remains underdeveloped. However, in connection with the economic reforms discussed above, the PRC is seeking to vastly improve its telecommunications industry. As the PRC continues to enter the information age, high on the list of priorities are information systems which provide government, state enterprise and banks, farmers and the PRC's rising middle-classes with economic intelligence, trade and industry data and market information. As a result, we believe there will be ample opportunities for telecommunications firms to provide equipment and components, build networks and integrate systems, design data bases and search engines, offer services and access to services, and provide finance, management and consultancy in these areas.

Media.    The media of the PRC has historically been the "mouthpiece" of the Chinese communist party. During the last two decades, however, the PRC's media industry has expanded enormously. As the economy has developed and literacy rates have soared, a rise in the number of well-to-do, more discerning, and better educated citizens has created a market for a much greater range of information and points of view. These demands are being met by an expanding array of Chinese media organizations. As limitations on foreign invested media companies are being reduced, we believe new and attractive opportunities will be available in the media industry.

Government regulations of proposed industries

Technology and Internet.    On December 6, 2002, the Ninth Guangdong Provincial People's Congress enacted the "Electronic Transaction Regulations of Guangdong Province," one of the pioneering pieces of PRC legislation that specifically addresses Internet businesses in the PRC. The Regulation took effect on February 1, 2003 and focus on security and encryption of e-commerce activities. As this is one of the pioneering pieces of technology-oriented legislation in the PRC, its effectiveness will be considered by the PRC legislature and regulatory authorities in conjunction with new national e-commerce legislation expected before the end of 2004. The new national regulatory framework may include laws or regulations:

•	governing foreign investment in the Chinese Internet sector;
•	addressing specific activities conducted by the Internet content provider such as online advertising and online news reporting; and
•	requiring various Chinese government approvals for securities offerings by companies engaged in the Internet sector in the PRC.

As a result, we cannot predict the timing or the effect of future developments in the regulatory framework for the PRC Internet sector at this time. If the new laws or regulations forbid foreign investment in the Internet and technology sectors, they could severely impair our ability to complete a business combination with a target business in this sector.

Telecommunications.    On September 25, 2000, the "Telecommunications Regulations of the People's Republic of China," or the Telecom Regulations, went into effect. The Telecom Regulations set out the general framework under which domestic Chinese companies may engage in various types of telecommunications services in the PRC. The Telecom Regulations reiterate the long-standing principle that telecommunications service providers need to procure operating licenses as a mandatory precondition for the commencement of operations. A distinction is drawn between "basic telecommunications services" and "value-added telecommunications services." "Value-added telecommunications services" are defined as telecommunications and information services provided through public networks. A "Catalogue of Telecommunications Business," which is attached to the Telecom Regulations and was updated on February 21, 2003 and became effective on April 1, 2003, categorizes various types of telecommunications and telecommunications-related activities into basic or value-added services. The Catalogue lists the following services as being of a value-added nature:

First Category includes

•	online data processing and exchange services;
•	domestic multi-parties telecommunication services;
•	domestic Internet virtual private network services; and
•	Internet data center services.

Second Category includes.

•	storage and transferring services including voice mail, X400 e-mail and fax storage and transfer services;
•	calling center services;
•	Internet access services; and
•	information services.

On December 11, 2001, the PRC State Council promulgated the "Regulations for the Administration of Foreign-Invested Telecommunications Enterprises," or the FITE Regulations, which became effective on January 1, 2002, and later supplemented by the "Administrative Measures for Telecommunications Business Operating Licenses," or Telecom License Measures. The FITE Regulations stipulate that foreign-invested telecommunications enterprises, or FITEs, must be established as Sino-foreign equity joint ventures. FITEs can undertake operations in basic telecom services and value-added telecom services. Under the FITE Regulations and in accordance with WTO-related documentation:

•	the foreign party to basic telecom service FITE conducting mobile voice and data services may currently hold up to 35% equity and the FITE can conduct the business only in and among Beijing, Shanghai, Guangzhou and 14 other PRC cities. Beginning in December 2004, the foreign party may hold up to 49% equity in the FITE. In December 2006, the foreign party may hold up to 100% equity and the geographical restriction will be simultaneously eliminated;
•	currently, the basic telecom service FITE conducting domestic and international services is still forbidden to foreign investment. Beginning in December 2004, a foreign party may hold up to 25% equity interest in the FITE and the FITE can conduct the business only in and among Beijing, Shanghai, Guangzhou. Beginning in December 2006, the equity interest will increase to 35% and the FITE can conduct business in and among 14 other PRC cities other than Beijing, Shanghai, Guangzhou. Beginning in December 2007, the equity interest will increase to 49% and the geographical restriction will be simultaneously eliminated; and
•	the foreign party to a value-added telecommunications service FITE (including the wireless paging business) may currently hold up to 50% equity without geographical restriction in the PRC.

Based on these regulations, our capital structure and ownership may limit the number of potential target businesses in the telecommunications sector with which we may complete a business combination.

Media.    The Foreign Investment Industry Catalogue (FIIC) was approved by the State Council, effective April 1, 2002. The FIIC is broken into three parts as follows:

•	Part One, encouraged foreign investment industries;

•	Part Two, restricted foreign investment industries. Part Two includes the following media industries which companies with foreign investments are restricted from operating in:

•	wholesale of books, newspapers and periodicals (although currently forbidden to foreign investment, beginning in December 2004, a foreign party may hold up to 100% equity interest in this type of entity);

•	retail of books, newspapers and periodicals (currently, a foreign party may hold a majority equity interest in this type of entity, and may hold up to 100% beginning in December 2004);

•	retail of audio and visual products (currently, only cooperative joint ventures are permissible and majority equity by Chinese party is required); and

•	construction and operation of cinemas (majority equity by Chinese party is required).

•	Part Three, prohibited foreign investment industries. Part Three includes the following media industries which companies with foreign investments are prohibited from operating in:

•	publishing, producing, master issuing and importing of books, newspapers and periodicals;

•	publishing, producing, master issuing and importing of audio and visual products and electronic publications;

•	news agencies;

•	radio stations, television stations, radio and television transmission networks at various levels such as transmission stations, relaying stations, radio and television satellites, satellite up-linking stations, satellite receiving stations, microwave stations, monitoring stations, cable broadcasting and television transmission networks;

•	producing, publishing, issuing and playing of broadcast and television programs;

•	film producing and issuing; and

•	video tape exhibitions.

In addition to the above restrictions, the media industry in the PRC is governed by a number of authorities that operate to control each specific segment of the industry. Many of these authorities are inter-related and often operate in disharmony thereby limiting each other's ability to deal with situations that require flexibility. For instance, publishing within the PRC is governed by the State Press and Publications Administration, the State Council and the Propaganda Department of the Communist Party of China. Local and regional branches also attempt to exert their own rules and regulations upon the industry. As a result, it is often difficult to fully comply with all applicable rules.

While reforms in the PRC appear to be leading towards the lessening of regulations among the media industry, we cannot assure you that this trend will continue or that current or future regulations will not have a material adverse effect on a target business with which we may complete a business combination. We believe, however, that the current trends will continue and that this will encourage and enhance opportunities within the media segment.

Effecting a business combination

General

Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares in the United States, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists,

bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder's fee or other compensation. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. Although our efforts in identifying a prospective target business will not be limited to a particular industry, we initially intend to focus our search on target businesses in the PRC that are engaged in the technology, media or telecommunications industries. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;
•	growth potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	stage of development of the products, processes or services;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary features and degree of intellectual property or other protection of the products, processes or services;
•	regulatory environment of the industry; and
•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair Market Value of Target Business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria.

Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business does have sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and
•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business' management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors.

We will proceed with the business combination only if the public stockholders, who own at least a majority of the shares of common stock sold in this offering, vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have his or her shares of common stock converted to cash if he or she votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.10, or $0.90 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Any public stockholder who converts her stock into her share of the trust fund still has the right to exercise the warrants that she received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Following our dissolution, we would no longer exist as a corporation. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust fund with respect to our warrants.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $5.10, or $0.90 less than the per-unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, have each agreed pursuant to an agreement with us and Broadband Capital Management that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that Mr. Li and Mr. Tang would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;
•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and
•	our outstanding warrants and options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business in the PRC and elsewhere. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 660 Madison Avenue, 15th Floor, New York, New York. The cost for this space is included in the $500 per-month fee Sherleigh Associates LLC charges us for general and administrative services pursuant to a letter agreement between us and Sherleigh Associates LLC. We believe, based on rents and fees for similar services in the New York metropolitan area, that the fee charged by Sherleigh Associates LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have four directors, one of whom is also our sole executive officer. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Kin Shing Li, our chairman of the board and chief executive officer, will devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with United States GAAP or that the potential target business will be able to reconcile its financial statements in order to bring them into conformity with United States GAAP. The financial statements of a potential target business will be required to be audited in accordance with United States GAAS. To the extent that this requirement cannot be met, we will not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, given the broad range of companies we may consummate a business combination with, we do not believe that the narrowing of the pool will be material.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms under a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$20,400,000 of the net offering proceeds will be deposited into a trust fund maintained by Continental Stock Transfer & Trust Company.	$19,440,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $20,400,000 of net offering proceeds held in trust will only be invested in "government securities," defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.
Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management informs us of its decision to allow earlier separate trading, provided we have filed with the SEC an audited balance sheet reflecting our receipt of the proceeds of this offering.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus, and, accordingly, will only be exercised after the trust fund has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Kin Shing Li	45	Chairman of the Board of Directors and Chief Executive Officer and Secretary
Dr. Ya-qin Zhang	37	Director
Dr. Xiaolin Zhong	38	Director

Kin Shing Li has been our chairman of the board and chief executive officer since September 2003 and our secretary since January 2004. Mr. Li has been the chairman of International Elite Limited, one of the largest centralized single-location outsourcing customer service call centers in the PRC, since he founded the business in 1999. Since March 2003, he has been a director and shareholder of PacificNet Communications Limited – Macao Commercial Offshore, a joint venture between International Elite and PacificNet Management Limited, a wholly-owned subsidiary of PacificNet Inc., a public Nasdaq listed provider of information technology consulting, system integration and information technology solutions in Asia. From October 1997 to September 1999, Mr. Li was a member of the board of directors of UTStarcom, Inc., a public Nasdaq-listed company that designs, manufactures, and markets broadband, narrowband, wireless access technology, and was the chief executive officer of one of its subsidiraires, UTStarcom Hong Kong Limited. In January 1997, Mr. Li founded Directel Communications Limited, a GSM sales and service company and has acted as its chairman since that date. In 1994, he founded China-HongKong Telelink Company Limited, the first roaming paging service provider between Hong Kong and the PRC and acted as its chairman until he sold it to UTStarcom Inc. in 1997 Mr. Li founded his first call center in China in 1988 as the founder and general manager of the 81st Army Paging Company in Guangzhou, China.

Dr. Ya-qin Zhang has been a member of our board of directors since September 2003. Dr. Zhang joined Microsoft Corporation in January 1999 as managing director and chief scientist of Microsoft Research Asia, Microsoft's basic research facility in the Asia-Pacific region, and has acted as its managing director since July 2000. Dr. Zhang has also served as a director of Sohu.com, Inc., a public Nasdaq-listed Chinese language portal, since September 2003. Prior to joining Microsoft, Dr. Zhang was director of Multimedia Technology Laboratory of Sarnoff Corporation from October 1994 to January 1999. From January 1990 to October 1994, Dr. Zhang was a senior scientist of GTE Laboratories Inc. in Waltham, MA. He has also been a fellow of the Institute of Electrical and Electronic Engineers, Inc., a non-profit, technical professional association of more than 380,000 individual members in 150 countries, since November 1997. Dr. Zhang is one of the leading scientists in the area of digital video, Internet, multimedia, wireless and satellite communications. He has authored and co-authored over 200-refereed papers in leading international conferences and journals. Dr. Zhang received his Ph.D in electrical engineering from George Washington University and his B.S. and M.S. in electrical engineering from the University of Science and Technology of China.

Dr. Xiaolin Zhong has been a member of our board of directors since September 2003. Since December 2001, Dr. Zhong has been a vice president of JAFCO Investment (Hong Kong), primarily responsible for venture investment in information technology and communication technology companies in the PRC. JAFCO is a public Tokyo Stock Exchange-listed international venture capital fund manager. From November 1999 to November 2001, Dr. Zhong was an investment manager of Transpac Capital Ltd. in Hong Kong. During his term with Transpac, Dr. Zhong was a member of the information technology, communication and Internet technologies investment group. He was also responsible for setting-up Transpac's operations in Beijing, China. From January 1996 to November 1999, Dr. Zhong acted in various executive capacities in corporate strategic investment and M&A for China Aerospace International Holdings Ltd., a public Hong Kong Stock Exchange-listed company, as well as its publicly listed telecom arm. Dr. Zhong received a Ph.D. in robotics and artificial intelligence from the Napier University in Edinburgh, UK, an M.B.A. from the Ivey School of

Business, the University of Western Ontario, Canada, and a B.S. and M.S. in engineering from the Huazhong University of Science & Technology (HUST) in Wuhan, China.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Dr. Ya-qin Zhang, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Dr. Xiaolin Zhong, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Kin Shing Li, will expire at the third annual meeting. None of these individuals has been a principal of a public company or blank check company that executed a business plan similar to our business plan. However, we believe that the skills and expertise of these individuals in:

•	building and operating companies within the PRC,
•	identifying, negotiating and structuring the acquisition of companies based in the PRC, and
•	investing in and providing consulting services to companies in the PRC will play a key role in identifying and evaluating prospective acquisition candidates, selecting target businesses, and structuring, negotiating and consummating a business combination.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Sherleigh Associates LLC, an affiliate of Jack Silver, a fee of $500 per month for providing us with office space and certain office and secretarial services. Mr. Silver was one of our initial stockholders that has arranged, through Sherleigh Associates, to provide us with office space and certain office and secretarial services. Other than arranging for the foregoing services, Mr. Silver took no part in our founding.

Other than the $500 per-month fee paid to Sherleigh Associates, no compensation of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. As a result of the foregoing, our directors may not be deemed "independent."

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.
•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.
•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation's line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial perspective.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2004, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, by:

•	each person known by us to be the owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
		Before Offering	After Offering
Kin Shing Li(2) (3)	430,000	43.0%	8.6%
Justin Tang(4)	430,000	43.0%	8.6%
Dr. Xiaolin Zhong(3)	50,000	5.0%	1.0%
Jack Silver(5)	50,000	5.0%	1.0%
Dr. Ya-qin Zhang(3)	40,000	4.0%	*
All directors and executive officers as a group (3 individuals)	520,000	52.0%	10.4%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York 10021.
(2)	Kin Shing Li is our chairman of the board and chief executive officer.
(3)	Each of these individuals is a member of our board of directors.
(4)	Mr. Tang's business address is c/o eLong, Inc., Union Plaza, Suite 604, 20 Chaoyang Men Wai Ave., Beijing 100020, China.
(5)	The business address of Mr. Silver is c/o Sherleigh Associates LLC (d/b/a Star Capital), 660 Madison Avenue, New York, New York 10021.

Upon consummation of this offering, our existing stockholders, which includes all of our officers and directors, collectively, will beneficially own 20.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier of:

•	three years following the date of this prospectus;
•	our liquidation; or
•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell their securities, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Each of Kin Shing Li, our chairman of the board and chief executive officer, and Justin Tang, one of our principal stockholders, has agreed with the representative of the underwriters that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, he or certain of his affiliates or designees will collectively purchase up to 500,000 warrants (for a total of 1,000,000 warrants) in the public marketplace at prices not to exceed $0.65 per warrant. The warrants may trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management determines that an earlier date is acceptable. In no event will Broadband Capital Management allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the proceeds of this offering. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination and are ultimately forced to liquidate.

Messrs. Kin Shing Li and Justin Tang may be deemed to be our "parents" and "promoters," as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

In September 2003, we issued 430,000 shares of our common stock to Kin Shing Li and Justin Tang for a total of $24,993 in cash, or approximately $.058 per share. We also issued a total of 70,000 shares of our common stock to Dr. Xiaolin Zhong, Dr. Ya-qin Zhang and Jack Silver for a total of $7 in cash, or $0.0001 per share, as set forth below:

Name	Number of Shares	Relationship to Us
Kin Shing Li	215,000	Chairman of the Board and Chief Executive Officer
Justin Tang	215,000	Principal Stockholder
Dr. Xiaolin Zhong	25,000	Director
Dr. Ya-qin Zhang	20,000	Director
Jack Silver	25,000	5% Stockholder

In January 2004, our board of directors authorized a two-for-one forward stock split of our common stock, effectively lowering the purchase price to an overall average of $.025 per share.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Sherleigh Associates LLC, an affiliate of Jack Silver, one of our principal stockholders, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Sherleigh Associates LLC $500 per month for these services.

Kin Shing Li and Justin Tang have each made advances of $17,500, aggregating $35,000, to us as of the date of this prospectus to cover expenses related to this offering. The loans will be payable with interest at a rate of 4% per year on the earlier of October 6, 2004 or the consummation of this offering. We intend to repay these loans from the proceeds of this offering.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 1,000,000 shares of common stock are outstanding, held of record by five persons. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Broadband Capital Management informs us of its decision to allow earlier separate trading, provided that in no event can the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our outstanding common stock. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that each public stockholder has the right to have her shares of common stock converted to cash equal to her pro rata share of the trust fund if she votes against the business combination and the business combination is approved and completed. Any public stockholder who converts her stock into her share of the trust fund still has the right to exercise the warrants that she received as part of the units.

Preferred stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant, when issued, entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or
•	one year from the date of this prospectus.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption,

•	in whole and not in part,
•	at a price of $.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days' prior written notice of redemption to each warrantholder, and
•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Reference is made to the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants, under the terms of the warrant agreement. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 400,000 units at a per-unit price of $9.90. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.95 (139% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled "Underwriting — Purchase Option."

Dividends

The holders of our common stock are entitled to receive dividends if, and when, our board of directors determines to pay dividends. We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon regulations within the PRC, our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Additionally, our common stockholders' rights to dividends may be reduced to the extent we issue preferred stock or debt instruments in connection with a business combination that contain dividend preferences or restrictions on our ability to pay dividends to common stockholders. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 5,000,000 shares of common stock outstanding, or 5,600,000 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the

4,000,000 shares sold in this offering, or 4,600,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to October 2004. Notwithstanding this, all of those shares have been placed in escrow for a period of three years from the date of this prospectus and will only be released prior to that date under certain limited circumstances.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 50,000 shares immediately after this offering (or 56,000 if the underwriters' exercise their over-allotment option); and
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 1,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Broadband Capital Management is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Broadband Capital Management LLC

Total	4,000,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Delaware, the District of Columbia, Florida, Hawaii, Illinois, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective. Additionally, we believe that the units, from and after the effective date of this offering, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states based upon the registration of the units, common stock and warrants in those states or the availability of an applicable exemption from the state's registration requirements:

•	immediately in Alabama, Colorado, Delaware, the District of Columbia, Florida, Georgia, Illinois, Kentucky, Maryland, New York, Pennsylvania, Rhode Island and Wisconsin;
•	commencing 90 days from the date of this prospectus in Iowa, Maine, Missouri, Nevada, New Mexico; and
•	commencing 180 days from the date of this prospectus in Massachusetts.

Additionally, the units, from and after the effective date of this offering, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in certain states based on exemptions from such states' registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements secondary market trading transactions that are exempt from registration under the Securities Act of 1933. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption.

We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market. If you are not an institutional investor, you may purchase our securities in this offering or in any subsequent trading market which may develop, only in the jurisdictions described above.

Institutional investors in every state except in Idaho and South Dakota may purchase the units in this offering and in the secondary market pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $       per unit and the dealers may reallow a concession not in excess of $         per unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;
•	prior offerings of those companies;
•	our prospects for acquiring an operating business in the PRC at attractive values;
•	our capital structure;
•	an assessment of our management and their experience in identifying operating companies;
•	general conditions of the securities markets at the time of the offering; and
•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

The underwriters or members of the selling group may, at their option, charge a customary ticket charge to purchasers in this offering.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 600,000 additional units for the sole purpose of covering over-allotments, if any. The over- allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$6.00	$24,000,000	$27,600,000
Discount	$0.42	$1,680,000	$1,932,000
Non Accountable Expense Allowance	$0.18	$720,000	$828,000
Proceeds before expenses(1)	$5.40	$21,600,000	$24,840,000

(1)	The offering expenses are estimated at $270,000.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 400,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.95 (139% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $9.90 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged Broadband Capital Management, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;
•	the holder of the warrants has not confirmed in writing that the underwriters solicited her exercise;
•	the warrants are held in a discretionary account;
•	the warrants are exercised in an unsolicited transaction; or
•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.
•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.
•	Penalty Bids. If the representative sells shares in the open market in a stabilizing transaction or syndicate coverage transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those securities as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors' meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after consummation of this offering, but if we do, we may pay the underwriters a finder's fee that would be determined at that time in an arm's length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Graubard Miller, New York, New York. Littman Krooks LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Goldstein Golub Kessler LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Goldstein Golub Kessler LLP are included in reliance upon their report given upon the authority of Goldstein Golub Kessler LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Independent Auditor's Report

To the Board of Directors
Great Wall Acquisition Corporation

We have audited the accompanying balance sheet of Great Wall Acquisition Corporation (a corporation in the development stage) as of December 31, 2003, and the related statements of operations, stockholders' equity and cash flows for the period from August 20, 2003 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Wall Acquisition Corporation as of December 31, 2003, and the results of its operations and its cash flows for the period from August 20, 2003 (inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Goldstein Golub Kessler LLP
New York, New York

February 20, 2004

Great Wall Acquisition Corporation
(a corporation in the development stage)

Balance Sheet

December 31,	2003
ASSETS
Current asset — Cash	$18,340
Deferred offering costs	51,362
Total assets	$69,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$10,915
Notes payable, stockholders	35,000
Total current liabilities	$45,915
Commitment
Stockholders' equity
Preferred stock, $.0001 par value Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value Authorized 20,000,000 shares Issued and outstanding 1,000,000 shares	100
Additional paid-in capital	24,900
Deficit accumulated during the development stage	(1,213)
Total stockholders' equity	23,787
Total liabilities and stockholders' equity	$69,702

See accompanying notes to financial statements.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Statement of Operations

	For the period from August 20, 2003 (inception) to December 31, 2003
Formation and operating costs		$883
Interest expense		$330
Net loss		$(1,213)
Weighted average shares outstanding		1,000,000
Net loss per share	$	..00

See accompanying notes to financial statements

Great Wall Acquisition Corporation
(a corporation in the development stage)

Statement of Stockholders' Equity
For the period from August 20, 2003 (inception) to December 31, 2003

	Common Stock		Addition paid-in capital	Deficit Accumulated During the Development Stage	Stockholders' Equity
	Shares	Amount
Common shares issued September 2, 2003 at $.0001 per share	70,000	$7			$7
Common shares issued September 2, 2003 at $.0581 per share	430,000	43	$24,950		24,993
Effect of two-for-one common stock split (see note 7)	500,000	50	(50)		—
Net Loss				(1,213)	(1,213)
Balance at December 31, 2003	1,000,000	$100	$24,900	$(1,213)	$23,787

See accompanying notes to financial statements.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Statement of Cash Flows

August 20, 2003 (inception) to December 31, 2003
Cash flow from operating activities
Net loss	$(1,213)
Increase in accrued expenses	1,213
Net cash provided by operating activities	—
Cash flows from financing activities
Proceeds from note payable, stockholder	35,000
Proceeds from sale of common stock	25,000
Payment of costs of the proposed public offering	(41,660)
Net cash provided by financing activities	18,340
Cash at beginning of period	—
Cash at end of period	$18,340
Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$9,702

See accompanying notes to financial statements.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements

1.    Organization, Business Operations and Significant Accounting Policies

Great Wall Acquisition Corporation ("Company") was incorporated in Delaware on August 20, 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China.

At December 31, 2003, the Company had not yet commenced any operations. All activity through December 31, 2003 relates to the Company's formation and the proposed public offering described below. The Company has selected December 31, as its fiscal year-end.

The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering ("Proposed Offering") which is discussed in Note 2. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with a company with its primary operations in the People's Republic of China ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account ("Trust Fund") and invested in government securities until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Proposed Offering, vote against the Business Combination, the Business Combination will not be consummated. All of the Company's stockholders prior to the Proposed Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 1,000,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any Business Combination. After consummation of the Company's first Business Combination, all of these voting safeguards will no longer be applicable.

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders.

The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2).

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Continued)

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $412. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2003.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.    Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale up to 4,000,000 units ("Units"). Each Unit consists of one share of the Company's common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Proposed Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given.

3.    Deferred Offering Costs

Deferred offering costs consist principally of accounting fees, legal fees and other fees incurred through the balance sheet date that are related to the proposed offering and that will be charged to capital upon the receipt of the capital raised.

4.    Notes Payable, Stockholders

The Company issued an aggregate of $35,000 unsecured promissory notes to two stockholders on October 6, 2003. The notes bear interest at a rate of 4% per year and are payable on the earlier of October 6, 2004 or the consummation of the Company's initial public offering. Interest expense accrued through December 31, 2003 amounted to $330. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount.

Great Wall Acquisition Corporation
(a corporation in the development stage)

Notes to Financial Statements (Continued)

5.    Commitment

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $500 per month for such services commencing on the effective date of the Proposed Offering.

6.    Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.    Subsequent Event

On January 7, 2004, the Company's Board of Directors authorized a two-for-one forward stock split of its common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction.

Until                      , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

$24,000,000

Great Wall Acquisition Corporation

4,000,000 Units

PROSPECTUS

Broadband Capital Management LLC

                     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative's non-accountable expense allowance) will be as follows:

Initial Trustees' fee	$1,000.00	(1)
SEC Registration Fee	6,786.86
NASD filing fee	8,812.01
Printing and engraving expenses	25,000.00
Accounting fees and expenses	20,000.00
Directors & Officers liability insurance premiums	125,000.00	(2)
Legal fees and expenses (including blue sky services and expenses)	175,000.00
Miscellaneous	33,401.13
Total	$395,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant's common stock, $2,400 for acting as warrant agent for the registrant's warrants and $1,800 for acting as escrow agent.
(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummate a business combination.

Item 14.    Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

"Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

"The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby."

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares
Kin Shing Li	215,000
Justin Tang	215,000
Dr. Xiaolin Zhong	25,000
Jack Silver	25,000
Dr. Ya-qin Zhang	20,000

Such shares were issued in September 2003 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals or entities. Of these shares, the 430,000 shares issued to Mr. Li and to Mr. Tang were sold at purchase prices of approximately $.058 per share. The other shares issued to the individuals and entity listed above were sold at purchase prices of $0.0001 per share. In January 2004, we authorized a two-for-one stock split of our common stock, effectively lowering the purchase price to approximately $0.025 per share.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
1.2	*	Form of Selected Dealers Agreement.
3.1	*	Amended and Restated Certificate of Incorporation.
3.2	*	By-laws.
4.1	*	Specimen Unit Certificate
4.2	*	Specimen Common Stock Certificate.
4.3	*	Specimen Warrant Certificate.
4.4	*	Form of Unit Purchase Option to be granted to Representative.
4.5	*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	*	Opinion of Graubard Miller
10.1	*	Letter Agreement among the Registrant, Broadband Capital Management, LLC and Justin Tang (without schedules).
10.2	*	Letter Agreement among the Registrant, Broadband Capital Management LLC and Kin Shing Li (without schedules).
10.3	*	Form of Letter Agreement among the Registrant, Broadband Capital Management LLC and each of Dr. Ya-qin Zhang and Dr. Xialoin Zhong (without schedules).
10.4	*	Letter Agreement among the Registrant, Broadband Capital Management LLC and Jack Silver (without schedules).
10.5	*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.6	*	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.

Exhibit No.		Description
10.7	*	Form of Letter Agreement between Sherleigh Associates LLC and Registrant regarding administrative support.
10.8	*	Form of Promissory Note, dated as of October 6, 2003, in the principal amount of $17,500 issued to each of Kin Shing Li and Justin Tang.
10.9	*	Registration Rights Agreement among the Registrant and the Initial Stockholders.
10.10	*	Warrant Purchase Agreement among Kin Shing Li, Justin Tang and Broadband Capital Management LLC.
23.1		Consent of Goldstein Golub Kessler LLP.
23.2	*	Consent of Graubard Miller (included in Exhibit 5.1).
24	*	Power of Attorney (included on signature page of this Registration Statement).

*	Previously filed.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus field by this registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of March, 2004.

GREAT WALL ACQUISITION CORPORATION

By: /s/ Kin Shing Li ________________________________
Kin Shing Li
Chairman of the Board, Chief Executive Officer and Secretary (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Kin Shing Li	Chairman of the Board, Chief Executive Officer and Secretary (Principal executive officer and principal financial and accounting officer)	March 9, 2004

Kin Shing Li

*	Director	March 9, 2004

Dr. Ya-qin Zhang

*	Director	March 9, 2004

Dr. Xiaolin Zhong

*    By Kin Shing Li, Power of Attorney

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
1.2	*	Form of Selected Dealers Agreement.
3.1	*	Amended and Restated Certificate of Incorporation.
3.2	*	By-laws.
4.1	*	Specimen Unit Certificate
4.2	*	Specimen Common Stock Certificate.
4.3	*	Specimen Warrant Certificate.
4.4	*	Form of Unit Purchase Option to be granted to Representative.
4.5	*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	*	Opinion of Graubard Miller
10.1	*	Letter Agreement among the Registrant, Broadband Capital Management, LLC and Justin Tang (without schedules).
10.2	*	Letter Agreement among the Registrant, Broadband Capital Management LLC and Kin Shing Li (without schedules).
10.3	*	Form of Letter Agreement among the Registrant, Broadband Capital Management LLC and each of Dr. Ya-qin Zhang and Dr. Xialoin Zhong (without schedules).
10.4	*	Letter Agreement among the Registrant, Broadband Capital Management LLC and Jack Silver (without schedules).
10.5	*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.6	*	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.
10.7	*	Form of Letter Agreement between Sherleigh Associates LLC and Registrant regarding administrative support.
10.8	*	Form of Promissory Note, dated as of October 6, 2003, in the principal amount of $17,500 issued to each of Kin Shing Li and Justin Tang.
10.9	*	Registration Rights Agreement among the Registrant and the Initial Stockholders.
10.10	*	Warrant Purchase Agreement among Kin Shing Li, Justin Tang and Broadband Capital Management LLC.
23.1		Consent of Goldstein Golub Kessler LLP.
23.2	*	Consent of Graubard Miller (included in Exhibit 5.1).
24	*	Power of Attorney (included on signature page of this Registration Statement).

*	Previously filed.